UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

Notice is hereby given that a Special Meeting of Stockholders of Delcath Systems, Inc. will be held on [●], 2017, at 9:30 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178, for the following purposes:

(1)	To approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock at a range of ratios from 1-for-20 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than [●], 2018); and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Special Meeting.

The Board of Directors has fixed the close of business on [●], 2017 as the record date for the Special Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
[●], 2017	President and Chief Executive Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

1633 Broadway, Suite 22C

New York, New York 10019

PROXY STATEMENT

For the Special Meeting of Stockholders to be held on [●], 2017

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”) to be voted at the Special Meeting of Stockholders (the “Special Meeting”) to be held on [●], 2017, at 9:30 a.m., local time, and at any adjournment or postponement of the meeting. The Special Meeting will be held at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, New York 10178. This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and proxy card are being first mailed on or about [●], 2017, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on [●], 2017

A copy of this Proxy Statement and the proxy card are available at:

[https://materials.proxyvote.com/24661P]

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Purpose of the Special Meeting.	At the Special Meeting, stockholders will consider and vote on the following proposals:

•      an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock at a range of ratios from 1-for-20 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than [●], 2018) (the “Proposal”); and

• such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors strongly believes that it is critical to the future viability of the Company that you vote “FOR” the Proposal.

Stockholders Entitled to Vote.	Stockholders of record at the close of business on [●], 2017 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date, there were [●] shares of Delcath common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of Delcath common stock held by you on the Record Date. Holders of Series A and Series B preferred stock vote along with the common with one vote per share of common stock they would own if each series of preferred stock were converted into common stock pursuant to the conversion calculations set forth under “PROPOSAL: REVERSE STOCK SPLIT”.

Voting.	You may vote your shares in person or by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•      completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

•      attending the Special Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting. Please bring proof of identification with you to the Special Meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our issued and outstanding shares of common stock present in person or by proxy and entitled to be voted at the Special Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Special Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals. The Proposal is a routine proposal and may be voted upon by your broker or nominee if you do not submit voting instructions.

Vote Required; Treatment of Abstentions and Broker Non-Votes.

The Proposal must receive an affirmative vote of a majority of shares issued and outstanding in order to be approved.

Abstentions are included in the number of shares present or represented and entitled to vote on each matter. Broker “non-votes” are not considered entitled to vote for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Broker “non-votes” only apply to non-routine proposals. The Proposal is a routine proposal.

Voting of Proxies.	Our Board of Directors recommends a vote FOR the Proposal. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to the Proposal to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to the Proposal as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Special Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.

Stockholders of Record. You can revoke your proxy at any time before it is voted at the Special Meeting by doing any one of the following things:

•      giving our Corporate Secretary a written notice of revocation (addressed to Barbra C. Keck, Corporate Secretary, Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019) before or at the meeting; or

•      delivering a properly executed, later dated proxy card; or

•      attending the Special Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. Delcath may engage one or more advisors to assist with the solicitation for a fee of approximately $25,000. In addition to the solicitation of proxies by mail and by the proxy solicitor, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables contain information regarding the beneficial ownership of our common stock as of July 11, 2017, held by: (i) each of our directors; (ii) each of our named executive officers in the Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. We are not aware of any 5% or more holders of our Common Stock as of July 11, 2017. The information set forth in the table below excludes shares issuable upon exercise of our outstanding warrants held by certain investors that are presently exercisable, subject to limitations on exercisability for more than 4.9% or 9.9% of our outstanding shares of common stock, depending upon the particular investor. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019.

Directors and Officers

	Shares Beneficially Owned(1)
Name of Beneficial Owner:	Number	Percent
Named Executive Officers and Directors:
Jennifer K. Simpson, Ph.D.(2)	46,987	*
John Purpura, M.S.(3)	38,827	*
Barbra C. Keck, M.B.A.(4)	26,158	*
Harold S. Koplewicz, M.D.(5)	4,688	*
Roger G. Stoll, Ph.D.(6)	6,637	*
William D. Rueckert(7)	5,625	*
Marco Taglietti, M.D.(8)	16,875	*
All directors and executive officers as a group (7 people)(9):	145,797	*

*	Less than 1%
(1)	Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of July 11, 2017, includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of July 11, 2017, upon the exercise of stock options; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 490,022,209 shares of common stock outstanding on July 11, 2017, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of July 11, 2017.
(2)	Includes 5,079 shares of common stock, which Dr. Simpson has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.
(3)	Includes 3,429 shares of common stock, which Mr. Purpura has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.
(4)	Includes 2,271 shares of common stock, which Ms. Keck has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017, and 4 shares held in a joint account with her spouse.
(5)	Includes 1,875 shares of common stock, which Dr. Koplewicz has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.
(6)	Includes 3,688 shares of common stock, which Dr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017
(7)	Includes 3,125 shares of common stock, which Mr. Rueckert has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.
(8)	Includes 3,125 shares of common stock, which Dr. Taglietti has the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.
(9)	Includes 22,592 shares of common stock, which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of July 11, 2017.

FIVE PERCENT HOLDERS

	Title of Class	Address of Beneficial Owner	Amount and nature of beneficial ownership (Common Stock)	Percent of Class (Common Stock)	Amount and nature of beneficial ownership (Series A Preferred Stock)		Percent of Class (Series A Preferred Stock)	Amount and nature of beneficial ownership (Series B Preferred Stock)		Percent of Class (Series B Preferred Stock)
Hudson Bay Master Fund Ltd.	Common Stock, Series A Preferred Stock and Series B Preferred Stock	777 Third Avenue, 30th Floor New York, NY 10017 Attention: George Antonopoulos	40,000,000(1)	8.2%	4,200	(1)	100%	2,006	(1)	85%
Alto Opportunity Master Fund, SPC- Segregated Master Portfolio A.	Common Stock and Series B Preferred Stock	1180 Avenue of the Americas, Suite 842 New York, NY 10036 Attn: Waqas Khatri	45,623,003(2)	9.3%	—		—	354	(2)	15%

(1)	Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Amount of Common Stock beneficially owned includes 40,000,000 shares of Common Stock and 13,111,111 shares of Common Stock issuable upon conversion of the Series B Preferred Stock or the 2016 Note within 60 days of July 12, 2017, each of which is subject to beneficial ownership limitations on conversion of 19.99% and 9.99%, respectively, of the total issued and outstanding Common Stock immediately following conversion. The Series A Preferred Stock votes along with the common stock with 1,141,304 votes. The Series B Preferred Stock votes along with the common stock with 9,105,517 votes.

(2)	Ayrton Capital LLC serves as the investment manager of Alto Opportunity Master Fund, SPC- Segregated Master Portfolio A and has voting and investment power over these securities. Waqas Khatri is the manager of Ayrton Capital LLC. Each of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio A and Waqas Khatri disclaims beneficial ownership over the securities, except to the extent of its pecuniary interest therein. Amount of Common Stock beneficially owned includes 45,623,003 shares of Common Stock and 2,313,725 shares of Common Stock issuable upon conversion of the Series B Preferred Stock or the 2016 Note within 60 days of July 12, 2017, each of which is subject to beneficial ownership limitations on conversion of 19.99% and 9.99%, respectively, of the total issued and outstanding Common Stock immediately following conversion. The Series B Preferred Stock votes along with the common stock with 1,606,855 votes.

PROPOSAL: REVERSE STOCK SPLIT

Overview

Our Board of Directors has determined that it is advisable and in our and our stockholders’ best interests that the Board of Directors be granted the authority to implement, in its sole discretion, a reverse stock split of the outstanding and treasury shares of our common stock at a specific exchange ratio set by the Board of Directors, at a range of ratios from 1-for-20 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than [●], 2018). Accordingly, stockholders are asked to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio (within the set of ratios listed above).

The Board of Directors strongly believes that the reverse stock split is necessary for the following reasons:

1.	To enable repayment of certain senior secured convertible notes (the “Notes”) in shares of Common Stock – we are permitted to repay amounts due under the Notes in shares of our Common Stock based upon certain formulae set forth in the Notes, and we do not have sufficient authorized and unissued shares available with which to repay those obligations with shares of our common stock.

2.	To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy – we do not have sufficient capital with which to run our business and meet our obligations and will need to raise further capital through sale of our equity securities.

3.	To maintain our listing on The NASDAQ Capital Market – our stock price is below the $1.00 minimum price required by NASDAQ, and we will need the Reverse Stock Split in order to have a minimum bid price which meets this requirement.

This Proposal is substantially the same as Proposal 5 contained in our Definitive Proxy Statement for our Annual Meeting of Stockholders originally scheduled for June 5, 2017 and held on June 16, 2017. Although a majority of the shares of our outstanding common stock that were actually cast on such proposal voted for such proposal, the number of votes cast in favor of the proposal was less than the majority of total outstanding shares of common stock as of the record date for that meeting, which is required for approval under Delaware law. As of the record date for our Annual Meeting of Stockholders, we had 167,883,213 shares of our common stock issued and outstanding. As of July 11, 2017, we have 490,022,209 shares issued and outstanding, which represents a 191.9% increase since the previous record date. As the Board of Directors continues to believe that the reverse stock split is necessary and appropriate and as a result of the significant recent changes to our stockholder base, the Board of Directors has determined to call another meeting of stockholders of record as of a more recent record date for the purpose of considering the approval thereof.

Accordingly, the Board of Directors has unanimously approved a resolution proposing an amendment to our amended and restated certificate of incorporation to allow for the reverse stock split and directed that it be submitted for approval at the Special Meeting.

The Board of Directors strongly believes that it is critical to the future viability of the Company that you vote “FOR” the Proposal. Failure to effect a reverse stock split will have a material adverse effect on the Company and its capital structure, including its ability to issue any common stock. If we are unable to repay our obligations under the Notes in shares of common stock and otherwise comply with our obligations thereunder, we will not be able to access the $11.8 million of cash held in the restricted account. As of June 1, 2017, we only had $2.5 million of unrestricted cash. We expect to need at least $9.0 million of cash to fund our operations and clinical trials for the remainder of 2017. Even with the $1.9 million in unrestricted cash we received by issuing Series B Preferred Stock, it is unclear whether we will be able to continue as a going concern after September 2017. We do not have access to other sources of debt financing and, without the implementation of a reverse stock split or increasing the number of authorized and unissued shares of our common stock, we are unable to raise a significant amount of equity financing.

If we do not implement a reverse stock split. we will be likely to have insufficient cash to fund our operations and clinical trials, and our business will likely fail, and among other things, the outstanding shares of our common stock may become both illiquid and worthless and result in a delisting from Nasdaq among other consequences. Furthermore, if we have insufficient cash to fund our operations and clinical trials, we may have no alternative to filing for bankruptcy protection. If we file a bankruptcy petition, our creditors will have priority over holders of shares of our common stock. It is likely that holders of shares of our common stock would receive little or no value for their shares as a result of any bankruptcy proceeding.

Should we receive the required stockholder approval for the Proposal, the Board of Directors will have the sole authority to elect, without the need for any further action on the part of our stockholders: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares, from 20 through 500, in the discretion of the Board of Directors, which will be combined into one share of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split on or prior to [●], 2018, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors does not implement a reverse stock split on or prior to [●], 2018 stockholder approval again would be required prior to implementing any reverse stock split.

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval, the Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

•	our ability to continue our listing on The NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment will have serious, adverse effects on us and our stockholders.

•

Without a sufficient number of authorized shares available for issuance for future equity investments, we will be unable to raise additional capital for operations and to grow our business either through establishment of strategic relationships with other companies or acquisitions.

•

Without a sufficient number of authorized shares available, we will be in default of the terms of our Notes and be unable to repay our obligations thereunder. As described in more detail under “Reasons for the Reverse Stock Split – To enable repayment of the Notes in shares of common stock,” the conversion price of the Notes (as defined below) is subject to a floor of $0.05 per share, As a result of the requirements under the terms of the Notes that a number of shares determined by reference to the conversion price be reserved for issuance for conversion thereof, substantially all of our remaining authorized shares of Common Stock are reserved for issuance upon conversion thereof, and at current market prices, those shares do not constitute the required reserve. Since December 13, 2016, the date on which our Notes first became convertible, we have issued 487.6 million shares of our common stock as a result of conversions of the Notes. Our ability to repay the Notes through issuances of shares of Common Stock is dependent upon the satisfaction or waiver of certain conditions, which we expect will only be satisfied or waived if the trading price of our shares of Common Stock is greater than the conversion price floor. The closing price of our Common Stock on The NASDAQ Capital Market has been below $0.40 per share since January 26, 2017 and was [●] per share on [●], 2017. Repayment of amounts due under the Notes through the issuance of shares of Common Stock would ensure that we are not required to repay such amounts in cash and would reduce the number of shares that we are required to reserve for issuance thereunder but would correspondingly increase the number of issued and outstanding shares of our common stock.

•

In addition, we could be delisted from The NASDAQ Capital Market because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing. If The NASDAQ Capital Market delists our Common Stock, our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and become avoided by retail and institutional investors, resulting in the impaired liquidity of our shares.

The text of the form of the proposed amendment to our amended and restated certificate of incorporation, which assumes the approval of the Proposal and that the Board of Directors decides to implement the reverse stock split, is attached hereto as Annex A. By approving this Proposal, stockholders will approve a series of amendments to our amended and restated certificate of incorporation pursuant to which any whole number of outstanding and treasury shares, a number from 20 shares to 500 shares, could be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Recent Preferred Stock Issuances

Series A Preferred Stock

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series A Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series A Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series A Preferred Stock”). On July 2, 2017, we entered into an exchange agreement (the “Exchange”) with one of our investors which had purchased certain senior secured convertible notes (the “Notes”), convertible into shares of our common stock pursuant to a certain June 6, 2016 securities purchase agreement, of $4.2 million aggregate principal amount of such Notes for 4,200 shares of Series A Preferred Stock (the “Series A Preferred Shares”). The Exchange is being made in reliance upon the exemption from registration provided by Rule 3(a)(9) of the Securities Act of 1933, as amended. The Series A Preferred Shares shall be entitled to the whole number of votes equal to $4.2 million divided by $3.68 (the closing bid price on June 13, 2016, the date of issuance of the Notes as adjusted for the reverse stock split effected in July 2016,) or 1,141,304 votes. The Series A Preferred Stock has no dividend, liquidation or other preferential rights to our common stock, and each share of Series A Preferred Stock shall be redeemable for the amount of $0.001, payable in cash, per share at our written election.

Series B Preferred Stock

On June 29, 2017, our Board authorized the establishment of a new series of preferred stock designated as Series B Preferred Stock, $0.01 par value, the terms of which are set forth in the certificate of designations for such series of Preferred Stock (the “Series B Certificate of Designations”) which was filed with the State of Delaware on June 30, 2017 (together with any preferred shares issued in replacement thereof in accordance with the terms thereof, the “Series B Preferred Stock”). On July 11, 2017, we entered into a securities purchase agreement with existing holders of Notes pursuant to which the investors purchased $2,360,000 of Series B

Preferred Stock for a cash purchase price of $2,000,000 in a private placement. The Series B Preferred Shares shall be entitled to the whole number of votes equal to $2.0 million divided by $0.1867 (the closing bid price on July 5, 2017, the date of the original securities purchase agreement for the Series B Preferred Stock), or 10,712,372 votes. The Series B Preferred Stock has no dividend, liquidation or other preferential rights (but has the redemption rights described below) to our common stock and may be converted into shares of our common stock at a price equal to $0.153 per share (85% of the closing bid price of our common stock on July 5, 2017 or 15,424,837 shares of common stock in total) upon the earlier of the date of closing to the extent that the holder thereof reallocates shares of our common stock reserved for issuance under its Notes to conversion of the Series B Preferred Shares and otherwise upon receipt of shareholder approval of the Reverse Stock Split. Upon the occurrence of any financing (as defined in the Series B preferred stock certificate of designations, which includes any further release of cash from the controlled accounts in conjunction with the Notes), we must redeem from each holder of Series B preferred stock a number of shares of Series B preferred stock equal to the lesser of the aggregate number of preferred shares then held by such holder and the quotient of the financing amount, divided by the stated value of the Series B preferred stock by instructing the control account bank, purchaser of securities, placement agent or underwriter, as applicable, to wire or release the applicable financing amount to the holder of Series B preferred stock in question.

Effect of Issuance of Both Series of Preferred Stock on Approval of the Reverse Stock Split

On June 16, 2017, we held an Annual Meeting of Stockholders at which, among other things, we sought approval of the Reverse Stock Split. Although more shares voted in favor of the Reverse Stock Split than against it, we failed to receive the affirmative vote of a majority of the total number of outstanding shares of our common stock which was necessary to approve the Reverse Stock Split under Delaware law, falling short by 7.5 million shares. Combined, the holders of Series A Preferred Shares and Series B Preferred Shares will be entitled to 11,853,676 votes, which will be entitled to vote with respect to the Reverse Stock Split. Assuming those votes are all cast in favor of the Reverse Stock Split and assuming all shares which voted in favor of the Reverse Stock Split were to do so again, we would have 81,981,084 shares voted in favor out of [            ] issued and outstanding as of the Record Date (including counting each vote of Series A Preferred Shares and Series B Preferred Shares as a share of common stock), which is [            ]% in favor of the Reverse Stock Split.

Reasons for the Reverse Stock Split

To enable repayment of the Notes in shares of common stock. The Notes may be converted at the option of the holders thereof. In addition, we are required to make periodic repayments of the principal amount thereof in either shares of common stock or cash. Any repayment of the Notes in shares of common stock is at a discount to the then current trading price, subject to a minimum price floor of $0.05 per share. Our ability to make repayments in shares of common stock is subject to the satisfaction or waiver of certain conditions in the terms of the Notes. Despite the 2016 Reverse Stock Split (as defined below), the Company’s ability to issue shares in payment of installments of principal has been dependent upon waivers of certain of such conditions. If the trading price of our common stock is near or below $0.05 per share, we may not satisfy such conditions, the holders of the Notes may have no economic incentive to waive such conditions and the holders of the Notes may require us to repay the Notes in cash. We may not have sufficient funds for such repayment in cash, which could result in the acceleration of the Notes and foreclosure and repossession of the cash proceeds from the original issuance of the Notes held in a restricted account. Any loss of such funds would materially adversely affect our ability to fund our operations.

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. As of July 11, 2017, we had 490,022,209 shares of Common Stock outstanding, and, as a result of requirements under the terms of the Notes that a number of shares determined by reference to the conversion price be reserved for issuance for conversion thereof, all of our remaining authorized shares of Common Stock are reserved for issuance upon conversion thereof. As described above, approval of the proposed reverse stock split is vital to our ability to repay the Notes through the issuance of shares of Common Stock. In turn, our ability to issue additional shares in capital raising transactions is dependent upon the repayment of the Notes in shares of Common Stock, resulting in a reduction in the number of shares of Common Stock required to be reserved for issuance upon future conversions thereof. Nevertheless, such issuances in repayment of the Notes will result in a greater number of shares of Common Stock outstanding and correspondingly fewer shares of Common Stock that are authorized and unissued. The Board of Directors wishes to increase the number of unused authorized common shares by decreasing the outstanding shares through the reverse stock split without a corresponding decrease in the number of authorized shares. This increase in unused authorized common shares will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors. As we expect that we will seek to raise significant additional capital in future years to fund our clinical trials, we may need to issue a substantial number of shares in connection therewith.

The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

To maintain our listing on The NASDAQ Capital Market. By potentially increasing our stock price, a reverse stock split would reduce the risk that our stock could be delisted from The NASDAQ Capital Market. To continue our listing on The NASDAQ Capital Market, we must comply with NASDAQ Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On February 13, 2017, we were notified by the NASDAQ Listing Qualifications Department that we do not comply with the $1.00 minimum bid threshold as our Common Stock has traded below the $1.00 minimum bid price for 30 consecutive business days. We were automatically provided with a 180-calendar day period within which to regain compliance, which ends on August 14, 2017. To regain compliance, our Common Stock must close at or above the $1.00 minimum bid price for at least 10 consecutive days or more at the discretion of NASDAQ. If we do not regain compliance by that date in accordance with terms of the notice, NASDAQ will provide written notice that our securities will be subject to delisting from The NASDAQ Capital Market or eligible for an additional 180-day grace period. Following the expiration of any such additional grace period and any such delisting determination, we may appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, our securities would remain listed on the NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the NASDAQ Listing Qualifications Panel determines not to continue our listing and we are delisted from The NASDAQ Capital Market, our Common Stock may be delisted and trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

The Board of Directors has considered the potential harm to us and our stockholders should NASDAQ delist our Common Stock from The NASDAQ Capital Market. Delisting could adversely affect the liquidity of our

Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons.

The Board of Directors believes that a reverse stock split is a potentially effective means for us to maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from The NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price and have the desired effect of maintaining compliance with NASDAQ Marketplace Rules. The Board of Directors expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the NASDAQ minimum bid price listing standard. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. Our own 2016 Reverse Stock Split enabled us to regain compliance with the NASDAQ $1.00 minimum bid price requirement for less than a year and to effectively raise additional capital for period of similarly short duration; however, on December 27, 2016, our stock closed below $1.00 for the first time since the July 2016 Reverse Stock Split and has not closed over $1.00 since that time. It is possible that the per share price of our Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, and the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including NASDAQ requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders.

Current stockholders will likely experience dilution as a result of the Reverse Stock Split. The principal reason for implementation of the reverse stock split in the short term is to enable us to be able to have shares available to repay our obligations under the Notes in shares of Common Stock in order for restricted cash to be released to us for working capital purposes. Historically, in companies with convertible note structures, there is a trend for the stock price to decrease after a reverse stock split. This is likely as a result of the availability of more shares to satisfy obligations under these notes through conversions of the notes into shares. As the number of shares available in the market increases, the price tends to decrease. Due to the conversion price formula for the Notes, more shares of stock are issued per conversion of dollar amount of Note as the conversion price decreases. We are unable to predict if, when and to what magnitude dilution will occur; however, there is a substantial likelihood that significant dilution will occur based on historical data.

The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Recent Prior Reverse Stock Split and Other Transactions

On July 19, 2016, at our 2016 annual meeting of stockholders, our stockholders approved a reverse stock split at one of six ratios of 1-for-10, 1-for-12, 1-for-14, 1-for-16, 1-for-18 or 1-for-20, in the discretion of our board of directors. On the same date, the Board of Directors determined to effect a reverse stock split of the Company’s common stock at a 1-for-16 ratio (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split became effective as of 9:00 a.m. EDT on July 21, 2016. At the same meeting, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock to 500,000,000.

The Company effected the 2016 Reverse Stock Split for some of the same reasons for which the Board of Directors is recommending the proposed reverse stock split. The trading price of the Common Stock was below the $1.00 minimum bid price required under the NASDAQ Marketplace Rules for 30 consecutive business days. On July 22, 2016, the first trading day after the effectiveness of the 2016 Reverse Stock Split, the closing price of the Common Stock on the NASDAQ Capital Market was $3.60 per share.

On September 29, 2016, the closing price of the Common Stock on the NASDAQ Capital Market was $3.45 per share. On September 30, 2016, the Company announced the pricing of a public offering of 425,000 shares of Common Stock and 148,750 warrants to purchase shares of Common Stock at an exercise price of $3.00 per share, with such shares of Common Stock and warrants sold at a combined price of $3.00 per share and accompanying warrant. The trading price of the Common Stock has remained below $3.00 per share thereafter. However, the warrants have certain anti-dilution provisions resulting in the reduction of the exercise price thereof. As of December 31, 2016, the warrants had an exercise price of $1.61. During the year ended December 31, 2016, 70,000 of such warrants had been exercised.

Pursuant to the terms of the Notes, the Company is required to repay the principal amount thereunder in installments of cash or shares of Common Stock beginning on January 12, 2017 and on each 20th trading day thereafter until the maturity thereof on December 29, 2017. The terms of the Notes require that installment payments in shares of Common Stock be made at a discount to the volume-weighted average trading price during a 20 trading day period prior to such payment. The Company issued shares of Common Stock as installment payments of principal (including certain early repayments at the option of the holders) under the Notes as follows:

Date	Number of Shares of Common Stock	Applicable Conversion Price	Reduction in Principal
January 12, 2017	4,113,520	$0.36	$1,478,318
February 10, 2017	15,358,864	$0.20	$3,045,817
March 13, 2017	41,054,082	$0.11	$4,417,830
April 10, 2017	59,171,335	$0.06	$3,621,286
May 9, 2017	38,278,294	$0.05	$1,913,915

From January 26, 2017 until February 1, 2017, the Company and the holders of the Notes agreed to a temporary reduction in the conversion price thereof to $0.32 per share in order to encourage voluntary conversion of Notes by the holders thereof. The Company issued an aggregate of 1,700,000 shares of Common Stock as a result of such conversions.

From February 23, 2017 until March 2, 2017, the Company and the holders of the Notes agreed to a temporary reduction in the conversion price thereof to $0.14 per share in order to encourage voluntary conversion of Notes by the holders thereof. The Company issued an aggregate of 900,000 shares of Common Stock as a result of such conversions.

The Notes contain a conversion price floor of $0.05 per share, which was not subject to adjustment in connection with the 2016 Reverse Stock Split, thus after the 2016 Reverse Stock Split, which was in a 1 for 16 ratio, the conversion price floor did not adjust upwards by a factor of 16, as did the market price of our common stock, thus likely adding to the downward pressure on our stock price. In the absence of the 2016 Reverse Stock Split, it is likely that the Common Stock would have been de-listed, resulting in the breach of various provisions of the Notes and prohibiting the Company from satisfying certain conditions of the Notes permitting the payment of installments of principal through share issuances. Despite the 2016 Reverse Stock Split, the Company’s ability to issue shares in payment of installments of principal has been dependent upon waivers of certain of such conditions. Accordingly, on any trading day during which the closing price of the Common Stock was at or below $0.80 per share, assuming the 2016 Reverse Stock Split did not occur, such closing price would have been below the $0.05 per share conversion price floor and the holders of the Notes would have had no economic incentive to waive such conditions to receive shares of Common Stock at a price greater than or equal to the price at which they could be resold in the public market. As of the date of this proxy statement, the closing price of the Common Stock on NASDAQ has been less than $0.80 per share on each trading day since January 6, 2017.

Accordingly, the 2016 Reverse Stock Split was the most significant contributing factor to the Company’s ability to consummate the dilutive issuances described above.

In addition, the 2016 Reverse Stock Split did not, and the proposed reverse stock split, if approved by our stockholders, will not, affect our total number of authorized shares of Common Stock. As of July 11, 2017, there were 490,022,209 shares of Common Stock issued and outstanding, including 487,627,669 shares of Common Stock issued in the dilutive transactions described above (which includes shares issued in connection with upcoming installment payment dates), and 9,977,791 shares required to be reserved for issuance upon conversion of the Notes or exercise of outstanding warrants. Accordingly, of the 500,000,000 shares of Common Stock authorized under our Certificate of Incorporation, none are currently available for issuance.

Although we have not implemented any specific capital raising transaction planned, we expect to continue to explore opportunities to raise capital to fund our operations. The Board of Directors believes that the consummation of the proposed reverse stock split is essential to our ability to maintain the listing of the Common Stock, satisfy our obligations under the Notes and raise sufficient capital to satisfy our liquidity requirements. Nevertheless, such capital raising transactions are likely to include the issuance of shares of Common Stock and/or securities convertible, exchangeable or exercisable for shares of Common Stock at a discount to prevailing market prices. Such transactions are likely to result in substantial further dilution to current holders of shares of Common Stock and erosion of our stock price.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to the Common Stock under the low end, high end and midpoint of the proposed range of reverse stock split ratios, without giving effect to any adjustments for fractional shares of Common Stock, as of July 11, 2017:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Authorized but Unissued
Pre-Reverse Stock Split	500,000,000	490,022,209	9,977,791
Post-Reverse Stock Split 1:20	500,000,000	24,501,110	475,498,890
Post-Reverse Stock Split 1:250	500,000,000	1,960,089	498,039,911
Post-Reverse Stock Split 1:500	500,000,000	980,044	499,019,956

We maintain a 2009 Stock Incentive Plan (the “Plan”) pursuant to which we have granted stock options and restricted shares that are presently outstanding, and additional equity incentive compensation awards may be granted in the future under the Plan. Pursuant to the terms of the Plan, the Board of Directors or a committee thereof, as applicable, will adjust the number of shares available for future grant under the Plan, the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plan to equitably reflect the effects of the reverse stock split.

In addition, proportionate adjustments will be made to the per share exercise price of all outstanding warrants to purchase shares of our Common Stock and to the conversion price floor of our Notes.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. Our Common Stock would continue to be reported on The NASDAQ Capital Market under the symbol “DCTH,” although NASDAQ will add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and the shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to the proposed amendments to our amended and restated certificate of incorporation to allow for the reverse stock split and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Certain Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to our stockholders who are United States holders, as defined below. This summary is general in nature and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any U.S. federal non-income, state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, real estate investment trusts, real estate mortgage investment conduits, foreign entities, nonresident alien individuals, broker-dealers, stockholders whose functional currency is not the U.S. dollar, partnerships (or other entities classified as partnership for U.S. federal income tax purposes, S corporations or other flow-through entities for U.S. federal income tax purposes, and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging constructive sale or conversion transaction for federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and of which one or more “U.S. persons” (as defined in the Code) has the authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, potentially with retroactive effect which could adversely affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split, and there can be no assurance that the Internal Revenue Service would not take a position contrary to that discussed herein, nor that such contrary position would not be sustained.

Other than in respect of a fractional share that is rounded up to a full share, no gain or loss should be recognized by a United States holder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The United States holder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Although the matter is not clear, it us possible that United States holders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share will recognize gain, which may be characterized as either a capital gain or as a dividend, to the extent of the value of such rounded-up amount (i.e., less than one share).

No gain or loss will be recognized by us as a result of the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation of the Board of Directors

Approval of this proposal requires the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.

Abstentions will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote AGAINST the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL.

IF OUR STOCKHOLDERS DO NOT APPROVE THE PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NASDAQ CAPITAL MARKET DUE TO OUR FAILURE TO MAINTAIN A MINIMUM BID PRICE FOR OUR COMMON STOCK OF $1.00 PER SHARE AS REQUIRED BY NASDAQ’s LISTING RULES.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2018 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than January 9, 2018, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2018 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than January 9, 2018, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2018 annual meeting is more than 30 calendar days before or after June 5, 2018, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2018 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
[●], 2017	President, Director and Executive Officer

ANNEX A

Amendments to Amended and Restated Certificate of Incorporation to Effectuate Reverse Stock Split

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each number of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) as determined by the Corporation’s Board of Directors in a number of at least 20 but no more than 500, and to be announced by the Corporation via press release upon determination by the Board of Directors,”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of [●], 2017 at [●], New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name this [●] Day of [●], 2017.

A-1

SPECIAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

[●], 2017

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

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PROPOSALS-The Board of Directors recommends a vote “FOR” the Proposal.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		Proposal.	The amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Special Meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the Proxy Statement relating to the Special Meeting. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Special Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR the Proposal and in accordance with the proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.

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Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2017

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Jennifer K. Simpson, Ph.D. and Barbra C. Keck, M.B.A., as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Special Meeting of Stockholders (the “Special Meeting”) of the Company, to be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 on [●], 2017 at 9:30 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

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